Exhibit 99.1

Black Ridge Oil & Gas Announces New $10 Million Credit Facility

Company Now Participating in 2 Net Wells

Minnetonka, Minnesota – April 9, 2012 /Globe Newswire/ – Black Ridge Oil & Gas, Inc. (formerly known as Ante5, Inc.) (OTCBB:ANFC) today announced that it has closed on a new $10 million credit facility with Dougherty Funding, LLC. The facility will be used to retire existing debt and fund development costs in the Bakken and Three Forks shale plays.

"We are excited to partner with Dougherty Funding,” said Ken DeCubellis, Chief Executive Officer of Black Ridge Oil and Gas. “The closing of this new facility is another significant milestone for our Company that substantially reduces our cost of capital. Black Ridge’s net well position has grown by 180% since the third quarter of 2011 and by 57% since the end of 2011, which demonstrates the accelerating level of drilling activity across our acreage position,” DeCubellis added. “The new facility provides the Company with the opportunity to cost effectively drive cash flow growth and create additional value for our shareholders.”

The credit facility bears annual interest costs between 9.0 and 9.5% and is available to be drawn as needed following the initial funding up to $10 million. The facility has a first priority lien on the Company’s assets and matures on March 31, 2014.

About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. Black Ridge Oil & Gas controls approximately 20,000 net Bakken and/or Three Forks acres. For additional information, visit the Company's website at www.Blackridgeoil.com.

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Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in the Company’s SEC filings.

For Further Information Contact:

Black Ridge Oil & Gas Investor Relations:

Gerald Kieft

The WSR Group

772-219-7525

IR@theWSRgroup.com

Black Ridge Oil & Gas, Inc.